UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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PHOENIX TECHNOLOGIES LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On February 7, 2007, Phoenix Technologies Ltd. issued the following press release:

news release
Phoenix Technologies Urges Shareholders to Be Wary of Dissident Ramius Group’s Agenda
-Phoenix Board Reminds Shareholders of Ramius Group’s Original Intention to Acquire Phoenix
- Urges Shareholders to VOTE THE BLUE Proxy
MILPITAS, Calif., February 07, 2007 — Phoenix Technologies Ltd. (NASDAQ: PTEC), the global leader in core systems firmware, today issued an open letter to all shareholders highlighting the dissident’s real intention in the current proxy contest.
The text of the letter signed by the Chairman of the Board follows:
February 7, 2007
Dear Phoenix Shareholder:
What is the Ramius Group’s Real Intention?
For over seven months, Ramius has sought to acquire your Company, most recently at a price of $5.25. In their proxy statement dated January 25, 2007, the Ramius Group made the following statements:
“The Ramius Group believes that PTEC should not remain a public company.”
“We have therefore made efforts over the past several months to negotiate a transaction with the PTEC Board.”
“Given the PTEC Board’s refusal to date to negotiate a transaction with us, we decided to re-submit our offer to acquire the Company.”

“We are therefore seeking your support for the election of the Ramius Nominees at the Annual Meeting to demonstrate to the members of the PTEC Board and management that you support the Ramius Offer.”
“The Ramius nominees, if elected, will.......take those steps that they deem necessary or advisable to facilitate the consummation of a sale of the Company to Admiral Advisors, an affiliate of Ramius Capital, or one of its other affiliates...”
“...we believe that the election of the Ramius Nominees will provide a clear message to the current members of the PTEC Board that you want them to take any actions that they may deem necessary or advisable to facilitate the sale of the Company to Ramius Capital, or a higher bidder.”
And now, with little more than a week to go before the Annual Meeting, Ramius has done an about-face and said that they have dropped their bid for Phoenix. We must question the timing of the Ramius Group’s announcement and the reasons for their actions. While the Ramius Group claims in their February 6, 2007 letter to shareholders that the Company has been attempting to divert your attention from the real issue, we believe it is Ramius themselves that are seeking a diversion.
In what could be thought of as an eleventh-hour attempt to curry favor with shareholders, Ramius says they have changed course and now want to do what is best for all shareholders. We must question their real intent. Nowhere in their letter to shareholders do they say they will not bid for the Company in the future. Nowhere do they say their hand-picked nominees will not agitate for a sale of the Company if they were to win Board seats.
Support Your Board and the New Management Team’s Course of Action
We strongly encourage shareholders to stay the course and not be swayed by Ramius’ last minute change in tactics. We ask that all shareholders vote their BLUE proxy form to support the Board. We have a great deal of confidence in the new management team, who as you already know, are on track with our turnaround plan for Phoenix, and we are more confident than ever about all the beliefs regarding the company’s potential that the management team expressed on the previous two quarterly earnings conference calls.

Vote Your BLUE Proxy Today
Thank you for your continued support.
On Behalf of the Board of Directors,
David S. Dury
Chairman

Important!
1.	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed BLUE proxy card.

2.	If your shares are held in the name of a broker, you must return a vote to your broker in order for your shares to be voted. Your broker cannot vote your shares on your behalf.

You can vote by calling 1-800-454-8683 or visiting www.proxyvote.com to vote. If voting electronically, you would need to enter the 12 digit Control Number located on the right hand side of the BLUE voting form provided by your broker or bank.

3.	Registered or record holders are required to mail in their BLUE cards.
If you have any questions on how to vote your shares, please call our proxy solicitor:
MORROW & CO. at (800) 662 - 5200
About Phoenix Technologies
Phoenix Technologies Ltd. (NASDAQ: PTEC) is the global market leader in system firmware that provides the most secure foundation for today’s computing environments. The Company established industry leadership with its original BIOS product in 1983, and today has 149 technology patents, has shipped in over one billion systems, and continues to ship in over 125 million new systems each year. The company’s breakthrough solution, TrustedCore, enables hardware vendors to bring secure devices to market with the latest advances in Microsoft operating systems. The PC industry’s top builders and specifiers trust Phoenix to pioneer open standards and deliver innovative solutions to help them accelerate time to market, differentiate products and increase profits. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit www.phoenix.com.

Phoenix, Phoenix Technologies, and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. All forward-looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Factors that could cause actual results to differ materially from those in the forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Form 10-K, filed December 14, 2006.
Contacts
Investor Enquiries:
Phoenix Technologies
Investor Relations
Tel. +1 408 570 1000
E-mail: investor_relations@phoenix.com
Erica Mannion, Sapphire Investor Relations
Tel. +1 212 766 1800 x203
E-mail: emannion@sapphireinvestorrelations.com
SOURCE: Phoenix Technologies Ltd.

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